Term sheet No. 1990B product supplement B dated September 28, 2012, prospectus supplement dated September 28, 2012 and prospectus dated September 28, 2012	Registration Statement No. 333-184193 Dated April 1, 2014; Rule 433

$ Accelerated Return Securities Linked to the WisdomTree Japan Hedged Equity Fund due October 29, 2015

The securities are designed for investors who seek a return at maturity of 130.00% of the appreciation (if any) of the WisdomTree Japan Hedged Equity Fund (the “Underlying”), up to a Maximum Return on the securities of at least 28.145% (to be determined on the Trade Date). If the Final Price is less than the Initial Price but greater than or equal to the Trigger Price, which is equal to 90.00% of the Initial Price, you will receive your initial investment at maturity. However, if the Final Price is less than the Trigger Price, you will lose 1.00% of your initial investment for every 1.00% by which the Final Price is less than the Initial Price. The securities do not pay coupons or dividends and investors should be willing to lose a significant portion or all of their investment in the securities if the Final Price is less than the Trigger Price. Any payment on the securities is subject to the credit of the Issuer.
The securities are senior, unsecured obligations of the Issuer, Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Deutsche Bank AG were to default on its obligations, you might not receive any amounts owed to you under the terms of the securities.
Terms and Conditions		Payoff Diagram
Issuer	Deutsche Bank AG, London Branch
Trade Date	April 25, 2014
Issue Date	April 30, 2014
Final Valuation Date†	October 26, 2015
Maturity Date†	October 29, 2015
Denominations	$1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof
Underlying	WisdomTree Japan Hedged Equity Fund (Ticker: DXJ)
Issue Price	100% of the Face Amount
Maximum Return	At least 28.145% (to be determined on the Trade Date)
Upside Leverage Factor	130.00%
Trigger Price	90.00% of the Initial Price
Underlying Return	Final Price – Initial Price Initial Price
Initial Price	The Closing Price of the Underlying on the Trade Date
Final Price	The Closing Price of the Underlying on the Final Valuation Date
Closing Price	The closing price of one share of the Underlying on the relevant date of calculation multiplied by the then-current Share Adjustment Factor, as determined by the calculation agent
Listing	The securities will not be listed on any securities exchange.
CUSIP	25152RJS3
ISIN	US25152RJS31
†Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-5 of this term sheet.
The Issuer’s estimated value of the securities on the Trade Date is approximately $957.20 to $977.20 per $1,000 Face Amount of securities, which is less than the Issue Price.  Please see “Issuer’s Estimated Value of the Securities” on page TS-1 of this term sheet for additional information.

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Underlying:	WisdomTree Japan Hedged Equity Fund (Ticker: DXJ)
Issue Price:	100% of the Face Amount
Payment at Maturity:
• If the Final Price is greater than or equal to the Initial Price, you will be entitled to receive a cash payment at maturity per $1,000 Face Amount of securities equal to the Face Amount plus the product of the Face Amount and the Underlying Return multiplied by the Upside Leverage Factor, subject to the Maximum Return, calculated as follows:

$1,000 + ($1,000 x the lesser of the (i) Underlying Return x Upside Leverage Factor and (ii) Maximum Return)

The maximum Payment at Maturity will equal at least $1,281.45 (to be determined on the Trade Date) per $1,000 Face Amount of securities.

• If the Final Price is less than the Initial Price but greater than or equal to the Trigger Price, you will be entitled to receive a cash payment at maturity of $1,000 per $1,000 Face Amount of securities.

• If the Final Price is less than the Trigger Price, you will be entitled to receive a cash payment at maturity per $1,000 Face Amount of securities, calculated as follows.

$1,000 + ($1,000 x Underlying Return)

If the Final Price is less than the Trigger Price, you will lose 1.00% of your initial investment for every 1.00% by which the Final Price is less than the Initial Price. In this circumstance, you will lose a significant portion or all of your initial investment at maturity. Any Payment at Maturity is subject to the credit of the Issuer.

Maximum Return:	At least 28.145% (to be determined on the Trade Date)
Upside Leverage Factor:	130.00%
Trigger Price:	90.00% of the Initial Price
Underlying Return:	Final Price – Initial Price Initial Price
Initial Price:	The Closing Price of the Underlying on the Trade Date
Final Price:	The Closing Price of the Underlying on the Final Valuation Date
Closing Price:	The closing price of one share of the Underlying on the relevant date of calculation multiplied by the then-current Share Adjustment Factor, as determined by the calculation agent
Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Underlying. See “Description of Securities – Anti-Dilution Adjustments for Funds” in the accompanying product supplement
Trade Date:	April 25, 2014
Issue Date:	April 30, 2014
Final Valuation Date†:	October 26, 2015
Maturity Date†:	October 29, 2015
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	25152RJS3
ISIN:	US25152RJS31
†Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-5 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$15.00	$985.00
Total	$	$	$
(1)      For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
April 1, 2014

ISSUER’S ESTIMATED VALUE OF THE SECURITIES

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of the securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities.  The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with product supplement B dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”)  at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement B dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005077/crt_dp33020-424b2.pdf

•	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

•	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Is the Payment at Maturity on the Securities, Assuming a Range of Performances for the Underlying?

The table below illustrates the Payment at Maturity per $1,000 Face Amount of securities for a hypothetical range of performances for the Underlying from -100.00% to +100.00%, reflects the Upside Leverage Factor of 130.00% and the Trigger Price equal to 90.00% of the Initial Price and assumes a Maximum Return of 28.145%. The actual Maximum Return will be determined on the Trade Date. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table and examples below have been rounded for ease of analysis.

Hypothetical Underlying Return (%)	Hypothetical Payment at Maturity ($)	Hypothetical Return on Securities (%)
100.00%	$1,281.45	28.145%
90.00%	$1,281.45	28.145%
80.00%	$1,281.45	28.145%
70.00%	$1,281.45	28.145%
60.00%	$1,281.45	28.145%
50.00%	$1,281.45	28.145%
40.00%	$1,281.45	28.145%
30.00%	$1,281.45	28.145%
21.65%	$1,281.45	28.145%
20.00%	$1,260.00	26.000%
15.00%	$1,195.00	19.500%
10.00%	$1,130.00	13.000%
5.00%	$1,065.00	6.500%
2.50%	$1,032.50	3.250%
0.00%	$1,000.00	0.000%
-2.50%	$1,000.00	0.000%
-5.00%	$1,000.00	0.000%
-10.00%	$1,000.00	0.000%
-20.00%	$800.00	-20.000%
-30.00%	$700.00	-30.000%
-40.00%	$600.00	-40.000%
-50.00%	$500.00	-50.000%
-60.00%	$400.00	-60.000%
-70.00%	$300.00	-70.000%
-80.00%	$200.00	-80.000%
-90.00%	$100.00	-90.000%
-100.00%	$0.00	-100.000%

 Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The Final Price is greater than the Initial Price, resulting in an Underlying Return of 25.00%. Because the Final Price is greater than the Initial Price and the Underlying Return of 25.00% multiplied by the Upside Leverage Factor of 130.00% exceeds the hypothetical Maximum Return of 28.145%, the investor will receive a Payment at Maturity of $1,281.45 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x the lesser of the (i) Underlying Return x Upside Leverage Factor and (ii) Maximum Return)
$1,000 + ($1,000 x 28.145%) = $1,281.45

Example 2: The Final Price is greater than the Initial Price, resulting in an Underlying Return of 10.00%. Because the Final Price is greater than the Initial Price and the Underlying Return of 10.00% multiplied by the Upside Leverage Factor of 130.00% does not exceed the hypothetical Maximum Return of 28.145%, the investor will receive a Payment at Maturity of $1,130.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x the lesser of the (i) Underlying Return x Upside Leverage Factor and (ii) Maximum Return)

$1,000 + ($1,000 x 10.00% x 130.00%) = $1,130.00

Example 3: The Final Price is less than the Initial Price but greater than the Trigger Price, resulting in an Underlying Return of -5.00%. Because the Final Price is less than the Initial Price but greater than the Trigger Price, the investor will receive a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.

Example 4: The Final Price is less than the Trigger Price, resulting in a Underlying Return of -50.00%. Because the Final Price is less than the Trigger Price, the investor will receive a Payment at Maturity of $500.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Underlying Return)
$1,000 + ($1,000 x -50.00%) = $500.00
Selected Purchase Considerations

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CAPPED APPRECIATION POTENTIAL — The securities provide the opportunity to enhance equity returns by multiplying a positive Underlying Return by the Upside Leverage Factor of 130.00%, up to the Maximum Return on the securities of at least 28.145% , resulting in a maximum Payment at Maturity of at least $1,281.45 for every $1,000 Face Amount of securities. The actual Maximum Return will be determined on the Trade Date. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS — The payment at maturity of the Face Amount of the securities is protected against a decline of up to 10.00% in the Closing Price as measured from the Initial Price to the Final Price, subject to our ability to pay our obligations as they become due.  If the Closing Price declines by more than 10.00% from the Trade Date to the Final Valuation Date and as a result, the Final Price is less than the Trigger Price, you will lose 1.00% of your initial investment for every 1.00% by which the Final Price is less than the Initial Price and will lose a significant portion or all of your investment in the securities.

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RETURN LINKED TO THE PERFORMANCE OF THE WISDOMTREE JAPAN HEDGED EQUITY FUND — The return on the securities, which may be positive, zero or negative, is linked to the performance of the WisdomTree Japan Hedged Equity Fund. The Underlying seeks to track the price and yield performance, before fees and expenses, of the WisdomTree Japan Hedged Equity Index (the “Tracked Index”), which provides exposure to Japanese equity markets while at the same time seeks to neutralize exposure to fluctuations of the Japanese yen movements relative to the U.S. dollar. It is possible that the Underlying may not fully replicate or may in certain circumstances diverge significantly from the performance of the Tracked Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in the Underlying, the fees and expenses of the Underlying or due to other circumstances. For more information on the Underlying, please see the section entitled “The Underlying — The WisdomTree Japan Hedged Equity Fund” in this term sheet.

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TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the securities will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including at maturity) and (ii) subject to the potential application of the “constructive ownership” regime discussed below, your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your securities could be materially and adversely affected.

Even if the treatment of the securities as prepaid financial contracts is respected, purchasing a security could be treated as entering into a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”). In that case, all or a portion of any long-term capital gain you would otherwise recognize upon the taxable disposition of the security would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” as defined in Section 1260. Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the security, and you would be subject to a notional interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of direct legal authority, our special tax counsel is unable to opine as to whether or how Section 1260 applies to the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the shares of the Underlying or any of the component securities held by the Underlying. In addition to those selected risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your investment. The return on the securities at maturity is linked to the performance of the Underlying and will depend on whether, and the extent to which, the Underlying Return is positive or negative, and if the Underlying Return is negative, whether the Final Price is less than the Trigger Price. If the Final Price is less than the Trigger Price, you will lose 1.00% of the Face Amount of your securities for every 1.00% by which the Final Price is less than the Initial Price.  Accordingly, you will lose a significant portion or all of your investment in the securities.  The payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

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YOUR MAXIMUM GAIN ON THE SECURITIES IS LIMITED TO THE MAXIMUM RETURN — If the Final Price is greater than the Initial Price, for each $1,000 Face Amount of securities, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Return. Your return on the securities will be limited to the Maximum Return, regardless of any further increase in the Closing Price of the Underlying, which may be significant. As a result, the return on an investment in the securities may be less than the return on a direct investment in the Underlying or the component securities held by the Underlying.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component securities held by the Underlying or holders of shares of the Underlying would have.

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THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS — The securities are senior, unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

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THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities.  The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional  debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who purchases the securities in the secondary market.

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THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Underlying. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Share Adjustment Factor or any other terms of the securities that are in addition to, or that differ from, those described in this the accompanying product supplement to reflect changes occurring in relation to the Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the securities. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the securities.

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INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE UNDERLYING — The return on your securities will probably not reflect the return you would realize if you directly invested in the shares of the Underlying or the component securities held by the Underlying.

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IF THE PRICE OF THE UNDERLYING CHANGES, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the shares of the Underlying. Changes in the market price of the shares of the Underlying may not result in a comparable change in the value of your securities.

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FLUCTUATION OF NAV — The market prices of the shares of the Underlying may fluctuate in accordance with changes in its net asset value (the “NAV”) and supply and demand on the applicable stock exchanges. The NAV of the Underlying may fluctuate with changes in the market value of the Underlying’s securities holdings. Therefore, the market price of the Underlying may differ from its NAV per share and the Underlying may trade at, above or below its NAV per share.

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ADJUSTMENTS TO THE UNDERLYING OR TO THE TRACKED INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — WisdomTree Asset Management, Inc. is the investment advisor to the Underlying, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Tracked Index. The securities included in the Tracked Index are selected by WisdomTree Investments, Inc. The Tracked Index is calculated and published by WisdomTree Investments, Inc. WisdomTree Investments, Inc. can add, delete or substitute the securities underlying the Tracked Index, which could change the value of the Tracked Index. Pursuant to its investment strategy or otherwise, WisdomTree Asset Management, Inc. may add, delete or substitute the securities held by the Underlying. Any of these actions could cause or contribute to large movements in the prices of the securities, held by the Underlying, which could cause the price of the Underlying shares to decline.

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THE UNDERLYING AND THE TRACKED INDEX ARE DIFFERENT — The performance of the Underlying may not exactly replicate the performance of the Tracked Index because the Underlying will reflect transaction costs and fees that are not included in the calculation of the Tracked Index. It is also possible that the Underlying may not fully replicate or may in certain circumstances diverge significantly from the performance of its Tracked Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Underlying or due to other circumstances. For all of the foregoing reasons, the performance of the Underlying may not correlate with the performance of its Tracked Index.

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THE SECURITIES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the WisdomTree Japan Hedged Equity Fund invests in stocks denominated in Japanese yen, but the Underlying’s shares are denominated in U.S. dollars, changes in currency exchange rates may negatively impact the Underlying’s return. Of particular importance to currency exchange rate risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	political, civil or military unrest;

•	the balance of payments between countries; and

•	the extent of governmental surpluses or deficits in the countries represented in the Underlying and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Japan, the United States and other countries important to international trade and finance. An investor’s net exposure to currency exchange rate risk will depend on the extent to which the Japanese yen strengthens or weakens against the U.S. dollar. In addition, the Underlying intends to hedge against fluctuations in the relative value of the Japanese yen against the U.S. dollar by entering into forward currency contracts or currency futures contracts designed to offset the Underlying’s exposure to the Japanese yen. If the U.S. dollar strengthens against the Japanese yen, the price of the Underlying will be adversely affected if the hedging strategy does not fully offset the effect of the U.S. dollar strengthening against the Japanese yen, and, in such a scenario, the value of the securities may be reduced.

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THERE ARE RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES LINKED TO THE VALUES OF EQUITY SECURITIES ISSUED BY NON-U.S. COMPANIES — The Underlying holds component stocks that are issued by companies incorporated outside of the U.S. Because the component stocks also trade outside the U.S., the securities are subject to the risks associated with non-U.S. securities markets. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the value of the Underlying and the value of your securities. Furthermore, there are risks associated with investments in securities linked to the values of equity securities issued by non-U.S. companies. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the prices of equity securities issued by non-U.S. companies may be adversely affected by political, economic, financial and social factors that may be unique to the particular countries in which the non-U.S. companies are incorporated. These factors include the possibility of recent or future changes in a non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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THE SECURITIES ARE SUBJECT TO CURRENCY HEDGE RISK — The Tracked Index provides exposure to Japanese equity markets while at the same time seeks to neutralize exposure to fluctuations of the currency exchange rate between the Japanese yen and the U.S. dollar. The Underlying seeks investment results that closely correspond to the price and yield performance, before fees and expenses, of the Tracked Index. In order to track the Tracked Index, the Underlying intends to enter into forward currency contracts or currency futures contracts that will mimic the Tracked Index’s attempt to neutralize the effect of fluctuations of the currency exchange rate between the Japanese yen and the U.S. dollar. While the Underlying and the Tracked Index are designed and intended to have higher returns than an equivalent non-currency hedged investment when the U.S. dollar strengthens relative to the Japanese yen, various factors may prevent the Underlying and the Tracked Index from fully reducing exposure to the risk of the U.S. dollar strengthening relative to the Japanese yen, which may adversely impact the value of your securities. The Underlying and the Tracked Index are also designed and intended to have lower returns than an equivalent unhedged investment when the U.S. dollar is weakening relative to the Japanese yen. Consequently, the weakening of the U.S. dollar relative to the Japanese yen will likely have less of a positive impact on the value of your securities (as compared to returns of an equivalent unhedged investment).

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THERE IS NO AFFILIATION BETWEEN THE UNDERLYING AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE UNDERLYING — We are not affiliated with the Underlying or the issuers of the component stocks held by the Underlying or underlying the Tracked Index (such stocks, “Underlying Stocks,” the issuers of Underlying Stocks, “Underlying Stock Issuers”). However, we and our affiliates may currently or from time to time in the future engage in business with many of the Underlying Stock Issuers. Nevertheless, neither we nor our affiliates have participated in the preparation of, or independently verified any information about the Underlying Stocks or any of the Underlying Stock Issuers. You, as an investor in the securities, should make your own investigation into the Underlying Stocks and the Underlying Stock Issuers. Neither the Underlying nor any of the Underlying Stock Issuers is involved in this offering of your securities in any way and none of them has any obligation of any sort with respect to your securities. Neither the Underlying nor any of the Underlying Stock Issuers has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your securities.

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PAST PERFORMANCE OF THE UNDERLYING IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlying over the term of the securities may bear little relation to the historical prices of the shares of the Underlying and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. Furthermore, the historical performance of the Underlying may be of limited value in assessing its performance. Prior to April 1, 2010, the performance of the Underlying resulted from its tracking of the performance of the WisdomTree Japan Total Dividend Index. Effective April 1, 2010, the Underlying began tracking the performance of the Tracked Index. Please see the section entitled “The Underlying – The WisdomTree Japan Hedged Equity Fund” in this term sheet for more information about the Tracked Index. We cannot predict the future performance of the Underlying or whether the performance of the Underlying will result in the return of any of your investment.

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ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE —  While the payment(s) on the securities described in this term sheet is based on the full Face Amount of your securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this term sheet) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the

Maturity Date could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

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LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so and may cease such market-making activities at any time.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG (or its affiliates) is willing to buy the securities.  If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the price of the shares of the Underlying will affect the value of the securities more than any other single factor, the value of the securities will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Underlying;

•	the time remaining to the maturity of the securities;

•	the market prices of and dividend rates on the shares of the Underlying and the component securities held by the Underlying;

•	the occurrence of certain events affecting the Underlying that may or may not require an anti-dilution adjustment;

•	the exchange rates between the U.S. dollar and the non-U.S. currencies that the component securities held by the Underlying are traded in;

•	interest rates and yields in the market generally and in the markets of the shares of the Underlying and the component securities held by the Underlying;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlying, the Tracked Index or markets generally;

•	the composition of the investment portfolio of the Underlying and any changes thereto;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Underlying on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities.

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WE, OUR AFFILIATES OR OUR AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE PRICE OF THE UNDERLYING TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — We, our affiliates or our agents may publish research from time to time on financial markets and other matters that could adversely affect the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us, our affiliates or our agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Underlying to which the securities are linked.

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POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions.  In performing these duties, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities.

The calculation agent will determine, among other things, the Final Price, the Underlying Return and the amount that we will pay you at maturity. The calculation agent will also be responsible for determining whether a market disruption event has occurred.  The determination of a market disruption event by the calculation agent could adversely affect the amount payable on the securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected.

Even if the treatment of the securities as prepaid financial contracts is respected, purchasing a security could be treated as entering into a “constructive ownership transaction.” In that case, all or a portion of any long-term capital gain you would otherwise recognize on the maturity or disposition of the security would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain,” and a notional interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period you held the security.

As described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Underlying – The WisdomTree Japan Hedged Equity Fund

We have derived all information contained in this term sheet regarding the WisdomTree Japan Hedged Equity Fund (the “Underlying”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by the WisdomTree Trust (“WTT”). The Underlying is an investment portfolio maintained and managed by WTT. WisdomTree Asset Management, Inc. is currently the investment adviser to the Underlying and Mellon Capital Management Corporation is the sub-adviser to the Underlying. The Underlying is an exchange traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “DXJ.”

WTT is a registered investment company that consists of numerous separate investment portfolios, including the Underlying. Information provided to or filed with the SEC by WTT pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-132380 and 811-21864, respectively through the SEC’s website at.http://www.sec.gov. For additional information regarding WTT, WisdomTree Asset Management, Inc. and the Underlying, please see WisdomTree Trust’s prospectus. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents, and we have not participated in the preparation of, or verified, such publicly available information.

The Underlying seeks to track the price and yield performance, before fees and expenses, of the WisdomTree Japan Hedged Equity Index (the “Tracked Index”), which is designed to provide exposure to Japanese equity markets while at the same time neutralizing exposure to fluctuations of the Japanese yen relative to the U.S. dollar. The Tracked Index consists of dividend-paying companies incorporated in Japan and traded on the Tokyo Stock Exchange that derive less than 80% of their revenue from sources in Japan. By excluding companies that derive 80% or more of their revenue from Japan, the Tracked Index is tilted towards companies with a more significant global revenue base. The Tracked Index also “hedges” against fluctuations in the relative value of the Japanese yen against the U.S. dollar. The Tracked Index applies an applicable published WM/Reuters one-month currency forward rate to the total equity exposure to Japan to adjust the value of the Japanese yen against the U.S. dollar. The Tracked Index is designed to have higher returns than an equivalent non-currency hedged investment when the Japanese yen is weakening relative to the U.S. dollar. Conversely, the Tracked Index is designed to have lower returns than an equivalent unhedged investment when the Japanese yen is rising relative to the U.S. dollar. The inception date of the Tracked Index was February 1, 2010. The Tracked Index is reported by Bloomberg L.P. under the ticker symbol “WTIDJH.”

The Underlying pursues a “passive management” (or indexing) approach in attempting to track the performance of the Tracked Index. The Underlying attempts to invest all, or substantially all, of its assets in the common stocks that make up the Tracked Index, and the Underlying generally uses a “Representative Sampling” strategy to achieve its investment objective, meaning it generally will invest in a sample of the securities whose risk, return and other characteristics closely resemble the risk, return and other characteristics of the Tracked Index as a whole.  In addition, the Underlying intends to enter into forward currency contracts or futures contracts designed to offset the Underlying’s exposure to the Japanese yen. While this approach is designed to minimize the impact of currency fluctuations on the Underlying’s returns, it does not necessarily eliminate the Underlying’s exposure to the Japanese yen. The return of the forward currency contract or currency futures contracts may not perfectly offset the actual fluctuations between the Japanese yen and the U.S. dollar.

The Underlying began tracking the performance of the Tracked Index on April 1, 2010. Prior to April 1, 2010, the performance of the Underlying resulted from its tracking of the performance of the WisdomTree Japan Total Dividend Index.

Historical Information

The following graph sets forth the historical performance of the Underlying based on its daily closing prices from March 28, 2009 through March 28, 2014. The closing price of the Underlying on March 28, 2014 was $47.04. We obtained the historical closing prices of the Underlying below from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical closing prices of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the Underlying on the Final Valuation Date. Furthermore, the historical performance of the Underlying may be of limited value in assessing its performance. Prior to April 1, 2010, the performance of the Underlying resulted from its tracking of the performance of the WisdomTree Japan Total Dividend Index. Effective April 1, 2010, the Underlying began tracking the performance of the Tracked Index. Please see the section entitled “The Underlying – The WisdomTree Japan Hedged Equity Fund” in this pricing supplement for more information about the Tracked Index. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of 1.50% or $15.00 per $1,000 Face Amount of securities. DBSI may sell all or a part of the securities that it purchases from us to its affiliates or certain dealers at the price to the public indicated on the cover of the pricing supplement, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, the agent for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.